UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2019

FAH MAI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-55678	81-3361351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1000/196,199 Liberty Buildings, 3rd Floor Sukhumvit 55 Road, Klongton Nua, Wattana, Bangkok	10110
(Address of principal executive offices)	(zip code)

+66(0) 90 8070617
(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On June 3, 2019, Daniel Stanley Monk was appointed a member of the Company’s Board of Directors.

Mr. Monk currently serves as the President of the Company. The son of a Merchant Navy Captain, Mr. Monk’s life was enriched through experiencing a vast array of cultures during voyages with his dad. His sense of adventure has taken him to around 80 countries, and he now resides in Northern Thailand. Mr. Monk has a wealth of experience working around the world. He has long been interested in the field of alternative assets and is a keen collector himself. Following his education at Sedbergh Boarding School, Mr. Monk worked for CICA (Combined Insurance Company of America), quickly achieving management and top sales figures for their UK division and then globally. However, feeling the entrepreneurial drive, Mr. Monk went on to co-found HGT CO., LTD. which included the brands Exotic Golf Holidays specializing in golf holidays around the India Ocean, and Quality Health Travel, specializing in medical tourism, and stem cell treatment. In 2011, Mr. Monk assisted in distributing The Island Tribe sunscreen brand in Thailand and the Philippines. He started to turn his focus to antiques and collectibles in 2013 and was busy building his new venture, an antiques business (ATQ Ltd), when he joined Mr. Haseman at Fah Mai in 2016, and he still operates that antiques business today, as well as fulfilling his Fah Mai commitments.

Mr. Monk does not have any agreement with the Company to be compensated for his services as a director separate from his engagement as President of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAH MAI HOLDINGS, INC.

Dated: August 29, 2019	By:	/s/ Louis Haseman
Louis Haseman
CEO & Director